EXHIBIT 99.1

Contact:	Chuck Greener	Janice Walker
	(202) 752-2616	(202) 752-2131

Number:	3589

Date:	August 24, 2005
Fannie Mae Announces New Senior Vice Presidents for Accounting Policy, Single-Family Business and Strategy Development, and Legal; Company’s General Counsel Kappler to Join Collier Shannon Scott, PLLC
WASHINGTON, DC — Fannie Mae (FNM/NYSE) today announced that Credit Suisse First Boston executive, Eric Schuppenhauer, is joining the company as senior vice president (SVP) of Accounting Policy, and Bank of America executive, Sal Mirran, is joining the company as SVP of Single-Family Business and Strategy Development. In addition, the company announced the promotion of Scott Lesmes to SVP and deputy general counsel. Fannie Mae further said that Ann Kappler, executive vice president and general counsel, will join the law firm of Collier Shannon Scott, PLLC. The company will begin a search for her replacement immediately, and Kappler will remain with the company until the end of the year.
Daniel Mudd, Fannie Mae’s President and CEO said, “We continue to make steady progress in building out Fannie Mae’s senior management team to provide our company with leadership bench strength to serve the market, our customers, and our stakeholders. As we make progress on our financial restatement and seek to meet new business challenges ahead, we welcome Sal and Eric to our team and congratulate Scott on his well-deserved promotion.” Mudd added, “we also thank Ann for her tremendous contributions and for building a strong legal team that has helped break new ground in the areas of promoting fair lending, fighting predatory lending and protecting intellectual property. I will miss her, but at the same time, understand Ann’s desire to turn to new challenges.”
Eric Schuppenhauer is joining Fannie Mae as SVP of Accounting Policy and will be reporting to the company’s recently named head of Accounting Policy, Scott Blackley. Schuppenhauer will have responsibility for evaluating Fannie Mae’s prior accounting policies and practices related to the financial restatement as well as implementing new or changed accounting standards.
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Schuppenhauer is joining Fannie Mae from Credit Suisse First Boston where he served as managing director for Global Accounting Policy and Assurance. In this role, he was responsible for leadership of the accounting policy organization around global operations. Schuppenhauer also was in charge of interaction with standard setters, industry groups and industry peers; deployment of accounting policy advice throughout the firm; and developing and maintaining US GAAP accounting policies. Prior to joining Credit Suisse First Boston, he was a senior advisor to the Chief Accountant of the United States Securities and Exchange Commission, a Professional Accounting Fellow at the United States Securities and Exchange Commission, and, a senior manager at KPMG LLP in the Department of Professional Practice. Schuppenhauer received his bachelor of science in commerce from the University of Virginia and is a CPA.
Sal Mirran joins Fannie Mae as the SVP of Single-Family Business and Strategy Development, where he will be responsible for focusing on the company’s business challenges as well as looking for business development opportunities in support of the company’s mission. Prior to joining Fannie Mae, Mirran was senior vice president and head of Capital Markets for Bank of America’s Consumer Real Estate (CRE) division. As a member of CRE Executive Management, he introduced and actively participated in strategic efforts aimed at greater market presence and profitability. In his Capital Markets role, he oversaw investor and dealer relations, market risk, securitization, loan pricing and sale and delivery of Bank of America mortgages to the capital markets, as well as supporting corporate Treasury transactions.
Prior to joining Bank of America in 2001, Mirran was employed by First Union Securities, Inc. (FUSI) and First Chicago. At FUSI, Mirran was managing director, head of Residential Mortgage Finance, after having developed various capital markets efforts related to structured finance. He built multi-disciplinary businesses to provide execution for issuers, effectively deployed FUSI capital, leveraged asset-finance platforms and/or expanded securities distribution capabilities. Prior to FUSI, Mirran marketed, executed and managed various corporate finance, project finance and securitization transactions within First Chicago. He specialized in complex oil and gas financings and natural gas project deals and subsequently, in asset securitization advisory, execution, and strategy. Mirran has a master’s in business administration and a bachelor’s in business administration from the University of Texas at Austin.
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Fannie Mae also announced the promotion of Scott Lesmes, the company’s top securities attorney, to SVP and deputy general counsel. Since 2000, he has been vice president and deputy general counsel. Lesmes is responsible for providing legal advice to senior management regarding Fannie Mae’s debt and equity offerings, investor relations activities and public disclosure. Prior to assuming his vice president position, Lesmes served as associate general counsel responsible for providing legal advice to the Treasurer’s Office and Investor Relations. Before joining Fannie Mae in 1996, Lesmes was an associate at Silver, Freedman and Taff, LLP. Lesmes received a juris doctorate from the College of William & Mary, Marshall-Wythe School of Law and a bachelor of science degree from Elon University and Lesmes is a member of the District of Columbia Bar, the Virginia State Bar, American Bar Association and the Hispanic National Bar Association.
“The board welcomes the three new members of the senior management team. We also deeply appreciate the valuable counsel Ann Kappler has provided over the years, and most importantly, over the past challenging year,” said Steve Ashley, the company’s Chairman of the Board. “She’s a first-rate attorney, a wonderful colleague, and a friend. We wish her the very best.”
Prior to joining Fannie Mae in 1999, Kappler was a partner in the law firm of Jenner & Block where her responsibilities included representation of national and local insurance agent associations and litigation on behalf of numerous clients at all levels of state and federal court.
Previous to her joining Jenner & Block, Kappler served as a law clerk to U.S. Supreme Court Associate Justice Honorable Harry A. Blackmun and the Honorable Abner J. Mikva, U.S. Court of Appeals for the D.C. Circuit. Kappler received a juris doctorate from the New York University School of Law and a bachelor’s in business administration from Dartmouth College.
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Fannie Mae is a New York Stock Exchange Company. It operates pursuant to a federal charter. Fannie Mae has pledged through its American Dream Commitment to expand access to homeownership for millions of first-time home buyers; help raise the minority homeownership rate to 55 percent; make homeownership and rental housing a success for millions of families at risk of losing their homes; and expand the supply of affordable housing where it is needed most. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.